Exhibit 10.3

GENERAL  CONTRACT  FOR SERVICE AGREEMENT

This Contract  for Services  is made  effective  as of May 7, 2010, by and between  Geo JS Tech  Group,  USA of 6360  Corporation   Drive,  Houston  Texas  77036,  and Geo Tech  S.A. DE CV, Mexico,  of Blvd  Teniente  Azueta  No.  130 Int.222  Col. Recinto  Protuario,
Ensenada,   n.c. Mexico  CP 22800.

1. DESCRIPTION OF SERVICES. Beginning   on May  7, 2010,  Geo Tech  S.A. DE CV, Mexico  will provide  toGeo  JS Tech, USA  the following  services  (collectively,   the "Services"):

Logistic  and Port requirement
Office  Support  Staff
Office  Rental
Legal  and Accounting   Service
Compliance   with Mexico  Government   rule and regulations

2. PAYMENT. Payment  shall be made  up to $7,500.00  per month  upon  invoice  and receipt  remit  to Geo JS Tech  Group  at  6360 Corporation   Drive,  Houston  Texas  77036, upon  completion   of the services  described  in this Contract.

In addition  to any other  right or remedy  provided  by law, if Geo JS Tech  Group,  USA fails to pay for the Services  when  due, Geo Tech  S.A. DE CV, Mexico   has the option  to treat  such failure  to pay as a material  breach  of this Contract,  and may  cancel  this

Contract  and/or  seek legal remedies.

3. TERM. This Contract  will terminate  automatically   upon  completion  by May  7, 2015 of the Services  required  by this Contract.  An email  notice  by one party  will suffice.

4. CONFIDENTIALITY. Geo Tech  S.A. DE CV, Mexico,  and its employees,   agents,  or representatives will not at any time or in any manner,  either  directly  or indirectly,  use for the personal  benefit  of Geo JS Tech  Group,  USA,  or divulge,  disclose,  or communicate   in any manner,  any information   that is proprietary  to Geo JS Tech  Group,  USA and its employees,   agents,  and representatives   will protect  such information   and treat  it as strictly  confidential.   This provision  will continue  to be effective  after the termination   of this Contract.  Any oral or written  waiver  by Geo JS Tech  Group,  USA  of these confidentiality   obligations   which  allows  Geo Tech  S.A. DE CV, Mexico   to disclose  Oeo JS Tech  Group,  USA's   confidential   information   to a third  party  will be limited  to a single occurrence   tied to the specific  information   disclosed  to the specific  third party,  and the confidentiality   clause  will continue  to be in effect  for all other  occurrences.

5. INDEMNIFICATION.     Geo Tech S.A. DE CV, Mexico agrees to indemnify and hold Geo JS Tech Group, USA harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgments that may be asserted against Geo JS Tech Group, USA that result from the acts or omissions ofGeo  Tech S.A. DE CV, Mexico, and/or Geo Tech S.A. DE CV, Mexico's employees, agents, or representatives.

6. WARRANTY.   Geo Tech S.A. DE CV, Mexico shall provide its services and meet its obligations under this Contract in a timely and workmanlike manner, using knowledge and recommendations for performing the services which meet generally acceptable standards in Mexico Government's community and region, and will provide a standard of care equal to, or superior to, care used by service providers similar to service company on similar projects.

7. DEFAULT.   The occurrence of any of the following shall constitute a material default under this Contract:

a. The failure to make a required payment when due.

b. The insolvency or bankruptcy of either party.

c. The subjection of any of either party's property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or govemmentagency.

d. The failure to make available or deliver the Services in the time and manner provided for in this Contract.

8. REMEDIES.   In addition to any and all other rights a party may have available according to law, if a party defaults by failing to substantially perform any provision, term or condition of this Contract (including without limitation the failure to make a monetary payment when due), the other party may terminate the Contract by providing written notice to the defaulting party. This notice shall describe with sufficient detail the nature of the default. The party receiving such notice shall have ten days from the effective date of such notice to cure the default(s). Unless waived in writing by a party providing notice, the failure to cure the default(s) within such time period shall result in the automatic termination of this Contract.

9. FORCE  MAJEURE.   Ifperformance  of this Contract or any obligation under this Contract is prevented, restricted, or interfered with by causes beyond either party's reasonable control ("Force Majeure"), and if the party unable to carry out its obligations gives the other party prompt written notice of such event, then the obligations of the party invoking this provision shall be suspended to the extent necessary by such event. The term Force Majeure shall include, without limitation, acts of God, fire, explosion, vandalism, storm or other similar occurrence, orders or acts of military or civil authority, or by national emergencies, insurrections, riots, or wars, or strikes, lock-outs, work stoppages. The excused party shall use reasonable efforts under the circumstances to avoid  or remove  such causes  of non-performance    and shall proceed  to perform  with reasonable   dispatch  whenever  such causes  are removed  or ceased.  An act or omission shall  be deemed  within  the reasonable control of a party if committed, omitted, or caused by such party, or its employees, officers, agents, or affiliates.

10. ENTIRE AGREEMENT. This Contract contains the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written concerning the subject matter of this Contract. This Contract supersedes any prior written or oral agreements between the parties.

11. SEVERABILITY. If any provision of this Contract will be held to be invalid or unenforceable for any reason, the remaining provisions will continue to be valid and enforceable. If a court finds that any provision of this Contract is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision will be deemed to be written, construed, and enforced as so limited.

12. AMENDMENT. This Contract may be modified or amended in writing by mutual agreement between the parties, if the writing is signed by the party obligated under the amendment.

13. GOVERNING LAW. This Contract shall be construed in accordance with the laws of the  of California.

14. NOTICE. Any notice or communication required or permitted under this Contract shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the address set forth in the opening paragraph or to such other address as one party may have furnished to the other in writing.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Contract shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Contract.

IN WITNESS   WHEREOF,   the parties  hereto  have caused  this Agreement   to be executed by their  duly authorized  representatives   as of the date first above  written.  Jimmy  Yee, CFO for Geo JS Tech  Group,  USA,  and Geo Tech  S.A. DE CV, Mexico  for Wai Shing Tsang,  effective  as of the date first above  written.

Service  Recipient:
Geo JS Tech  Group,  USA

By:

Service Provider:
Geo Tech S.A. DE CV, Mexico

By: